Exhibit 4.13

Amended and Restated Exclusive Call Option Agreement

This Amended and Restated Exclusive Call Option Agreement (this “Agreement”) is entered into on this 1th day of August, 2012 in Chaoyang District of Beijing, the People’s Republic of China (“China” or the “PRC”) by and among:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Units 1811-1816, Building 4, No.1 Yard, Wangzhuang Road,Haidian District, Beijing;

Party B: Yingfeng Zhang (a Chinese citizen with the ID Card No.: ##################)

Party C: Mingfeng Chen (a Chinese citizen with the ID Card No.: ##################)

Party D: Ku6 (Beijing) Information Technology Co., Ltd.

Address: Room 08A, Building A, the 8th layer, No.28 A, Information Road, Haidian District, Beijing

(Party A, Party B, Party C and Party D individually referred to as a “Party” and collectively the “Parties”.)

Whereas,

1.     Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the PRC;

2.     Party D is a limited liability company incorporated and existing in the PRC;

3.     For the benefit of the business and commercial operation of Party A, Party B and Party C together own the entire registered capital of Party D (the “Equity”);

4.     For the benefit of the development of Party D, Party B and Party C entered into loan agreements with Party A respectively in 2012, according to which, Party B and Party C borrowed RMB10 million from Party A for purchasing 100% equity interest of Party D. Party B borrowed RMB 9.8 million and use this amount as the consideration to obtain 98% equity interest of Party D, Party C borrowed RMB 0.2 million and use this amount as the consideration to obtain 2% equity interest of Party D. On the date hereof, Party B and Party C entered into               an amended and restated loan agreements with Party A respectively, according to which, Party B and Party C borrowed an additional RMB10 million from Party A for making contributions to the increased capital of Party D, Party B borrowed and contributed 9.8 million for capital increase and holds 98% equity interest of Party D, Party C borrowed and contributed RMB 0.2 million for capital increase and holds 2% equity interest of Party D. Therefore, as of the date hereof, Party A has provided loans to Party B and Party C in an aggregate amount of RMB20 million (the “Loan”);

5.     Party A desires the exclusive option to purchase the Equity from Party B and Party C, while Party B and Party C (collectively, the “Grantors”) agree to grant Party A an exclusive call option to purchase the Equity; and

6.     The Parties entered into an exclusive call option agreement in August 1, 2012 (the “Original Option Agreement”), and agree to amend and restate the Original Option Agreement to read as set forth herein, which shall supersede the Original Option Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.              Granting of Option

1.1       Authorization

The Grantors hereby agree to jointly and severally grant to Party A the exclusive option (the “Option”) subject to the terms and conditions set forth in this Agreement to purchase the Equity at any time at the lowest price permitted by the then applicable laws and regulations of the PRC. Such Option shall be granted to Party A with immediate effect after this Agreement is entered into by the Parties and comes into effect, and shall not be cancelled or altered during the Term of this Agreement (including any period extended according to Article 1.2 below).

1.2       Term

This Agreement is entered into and comes into effect on the date first written above. This Agreement is valid for twenty (20) years from the date when it comes into effect (the “Term”). In the event that Party A wishes to extend this Agreement prior to the expiration of the Term, the Parties shall do so and shall enter into a new exclusive call option agreement or continue to perform this Agreement at Party A’s request.

2.              Exercise of Option and Delivery

2.1       Time of Exercise

2.1.1           The Grantors agree that Party A may at any time, and from time to time after the effective date hereof, exercise the Option in whole or in part subject to applicable laws and regulations of the PRC;

2.1.2           The Grantors agree that there is no restraint with respect to the times for Party A’s exercising the Option, until Party A or any third party designated by Party A has acquired and owned all the Equity in Party D;

2.1.3           The Grantors agree that Party A may appoint a third party to exercise the Option for and on behalf of it; however, Party A shall inform the Grantors of such appointment in writing in advance.

2.2       Disposition of Exercise Consideration

The Grantors agree that all the amount obtained by them from Party A’s exercising the Option shall be used to repay the Loan or transferred to any third party designated by Party A.

2.3       Transfer

The Grantors agree that Party A may transfer its Option hereunder to any third party in whole or part without any further consent of the Grantors. In such case, such third party shall be deemed as a party to this Agreement and shall exercise the Option hereunder subject to the conditions hereunder, and shall enjoy and bear all of Party A’s rights and obligations hereunder.

2.4       Notice on Exercise

In case Party A exercises the Option hereunder, it shall notify the Grantors of such exercise in writing ten (10) business days prior to the Delivery Date (as defined below). Such notice shall cover the following contents:

2.4.1           effective delivery date (the “Delivery Date”) of the Equity after the Option is exercised;

2.4.2           name of registered holder of the Equity after the Option is exercised;

2.4.3           respective number and proportion of the Equity purchased from the Grantors;

2.4.4           exercise consideration and payment method; and

2.4.5           power of attorney (if the exercise is made by a third party designated by Party A).

2.5       Transfer of Equity

(1)         The Grantors shall cause Party D to convene the shareholders’ meeting, in which the resolution on the assignment of the Equity of the Grantors to Party A and/or the third party designated by Party A shall be passed;

(2)         The Grantors shall enter into a transfer agreement substantially consistent with the equity transfer agreement specified in Appendix 1 hereto with Party A (or a third party designated by Party A, if applicable);

(3)         The Grantors shall undertake that they waive the right of first refusal they are entitled to the purchased Equity;

(4)         The Grantors shall enter into all other necessary contracts, agreements or documents, obtain all necessary governmental approvals and consents, take all actions necessary to assign the ownership of the purchased Equity to Party A and/or a third party designated by Party A without any encumbrances over such Equity, and ensure Party A and/or a third party designated by Party A to become the registered owner of the purchased Equity filed with the Administration for Industry and Commerce, and provide Party A and/or a third party designated by Party A with the updated business license, articles of association, approval certificates (if any) and other relevant documents issued or recorded by relevant competent authorities of the PRC, and such documents shall reflect the changes of the Equity, directors and legal representative of Party D.

3.              Representations and Warranties

3.1       The Grantors represent and warrant that:

3.1.1           They have complete rights and authorizations to enter into and perform this Agreement;

3.1.2           The performance of this Agreement and their obligations hereunder shall not violate any laws, regulations and other agreements binding upon them, nor be required to be approved or authorized by the governmental authorities;

3.1.3           There is no suit, arbitration or other judicial or administrative proceedings that are pending or may affect the performance of this Agreement materially;

3.1.4           They have disclosed to Party A any and all circumstances that may adversely affect the performance of this Agreement;

3.1.5           They have not been declared as bankrupt, and their finance is in a good standing;

3.1.6           There is no pledge, security, liability and any other encumbrance in favor of a third party against the Equity held by them in Party D, and such Equity is exempted from any claims by any third party;

3.1.7           They will not cause any pledge, liability and any other encumbrance in favor of a third party against the Equity held by them in Party D, excluding the equity pledge agreement by and among them and Party A, and they will not dispose of the Equity held by them through assignment, donation, pledge or otherwise in favor of anyone else other than Party A or a third party designated by Party A;

3.1.8           The Option granted to Party A shall be exclusive, and they will not grant such Option or similar rights in any other way to anyone else other than Party A or a third party designated by Party A;

3.1.9           Party D’s businesses are in compliance with the laws, regulations, rules and the management provisions and guidance of relevant governmental competent authorities, and there is no violation of any such regulations that may have materially adverse effect on the company’s business or assets during the Term of this Agreement;

3.1.10    They will maintain Party D in good financial condition subject to commercial standards and practices, and operate Party D’s business prudently and efficiently, use best efforts to ensure Party D to hold the permits, licenses and approval necessary to Party D’s operation, and ensure that any such permits, licenses and approval will not be cancelled, withdrawn or declared as null and void;

3.1.11    They will provide Party A with Party D’s operation and finance information at Party A’s request;

3.1.12    Unless otherwise agreed by Party A (or a third party designated by Party A) in writing, before Party A (or a third party designated by Party A) exercises its Option and obtains all of Party D’s Equity or rights and benefits, Party D shall not:

(a)              Sell, assign, mortgage or otherwise dispose of any of its assets, business or incomes, nor create any other encumbrance on the same, unless otherwise any such sales, assignment, mortgage or disposal are created in the ordinary or daily business, or are disclosed to and agreed by Party A expressly in writing in advance;

(b)              Enter into any transactions that may have materially adverse effect on its assets, liabilities, operation, Equity and other legitimate rights, unless any such transactions are exercised in the ordinary or daily business, or have been disclosed to and agreed by Party A expressly in writing in advance;

(c)               Declare or distribute dividends or profits to its shareholders by any means;

(d)              Create, inherit, guarantee or permit any debts, unless otherwise (i) any such debts are created in the ordinary business; or (ii) any such debts are disclosed to and agreed by Party A expressly in writing in advance;

(e)               Enter into any material contract, excluding those contracts that are entered into in the ordinary operation of business. For the purpose of this paragraph, a contract with the value of more than RMB100,000 shall be treated as a material contract;

(f)                Increase or reduce its registered capital or otherwise change the structure of the registered capital by adopting shareholders’ meeting resolution;

(g)               Supplement, alter or modify its articles of association in any way; or

(h)              Merge or consolidate with any person, nor acquire any person or invest in any person.

3.1.13    Unless otherwise agreed by Party A (or a third party designated by Party A) in writing, before Party A (or a third party designated by Party A) exercises its Option and obtains all of Party D’s Equity or assets, the Grantors shall not collectively or individually:

(a)              Supplement, alter or modify Party D’s articles of association by any means, which may adversely affect the assets, liabilities, operation, Equity and other legitimate rights of Party D or may affect the performance of this Agreement and any other agreements by and among the Parties hereto;

(b)              Cause Party D to enter into any transactions that may have materially adverse effect on Party D’s assets, liabilities, operation, Equity and other legitimate rights, unless otherwise any such transactions are exercised in the ordinary or daily business, or have been disclosed to and agreed by Party A expressly in writing in advance;

(c)               Cause Party D’s shareholders’ meeting to adopt any resolution on declaration and distribution of any dividends and profits;

(d)              Sell, assign, mortgage or otherwise dispose of any other legitimate or beneficial rights and benefits in respect of Party D’s Equity, nor create any other encumbrances on Party D’s Equity at any time after this Agreement comes into effect;

(e)               Cause Party D’s shareholders’ meeting to approve the sales, assignment, mortgage or otherwise disposal of any legitimate or beneficial rights and benefits in respect of Party D’s Equity, or the creation of any other encumbrances on Party D’s Equity;

(f)                Cause Party D’s shareholders’ meeting to approve the merger or consolidation with Party D and any other person, or acquisition of any other person, or investment in any other person, or otherwise reorganization; or

(g)               Cease the operation of Party D, liquidate or dissolve Party D at its own discretion.

3.1.14    Before Party A (or a third party designated by Party A) exercises its Option and obtains all of Party D’s Equity or assets, the Grantors undertake to Party A as follows:

(a)              To forthwith notify Party A in writing of any suits, arbitrations or administrative proceedings that have arisen or may arise in relation to the Equity, or of any circumstances that may have any adverse effect on such Equity;

(b)              To cause the shareholders’ meeting of Party D to examine and approve the assignment of the purchased Equity specified in this Agreement, to cause Party D to amend its articles of association for reflecting the assignment of the Equity to Party A and/or a third party designated by Party A from the Grantors and reflecting other amendments specified in this Agreement, to apply to relevant competent authorities of the PRC for approving and completing the registration changes (if required by law), and to cause the shareholders’ meeting of Party D to approve and appoint such persons as designated by Party A and/or a third party designated by Party A as the new directors and new legal representative;

(c)               In order to keep their lawful and effective ownership over the Equity, to enter into all documents as necessary, to take all necessary or appropriate actions, to institute all necessary or appropriate actions, and to defend any claims in an appropriate manner;

(d)              To forthwith and unconditionally assign the Equity to any third party designated by Party A at the request of Party A at any time; or

(e)               To strictly abide by this Agreement and other contracts collectively or individually entered into by and among Party B, Party C and Party A, to duly perform their obligations under this Agreement and such contracts, and not to take any action or omission that may materially affect the validity and enforceability of this Agreement and such contracts.

3.1.15    The Grantors shall bear the joint and several liabilities with respect to their obligations hereunder.

3.2       Undertakings

The Grantors shall bear all costs arising out of the assignment of the Equity and complete all formalities necessary to make Party A and/or the third party designated by Party A become the shareholder of Party D. The aforementioned formalities shall include but not be limited to assisting Party A in obtaining relevant approvals necessary to the assignment of the Equity from the governmental authorities and filing necessary documents with the Administration for Industry and Commerce.

3.3       As of the execution date hereof and each Delivery Date, the Grantors shall hereby represent and warrant to Party A as follows:

3.3.1           They have the powers and abilities to enter into and deliver this Agreement and any equity transfer agreement to which they are a party for each assignment of the purchased Equity, and to perform their obligations under this Agreement and the aforementioned equity transfer agreement;

3.3.2           Neither the execution and delivery of this Agreement or any equity transfer agreement nor the performance of their obligations under this Agreement or any such equity transfer agreement will: (i) violate any relevant laws and regulations of the PRC; (ii) conflict with their articles of association or other constitutional documents; (iii) violate any contract or deed to which they are one party, or which is binding upon them, or constitute the breach of any contract or deed to which they are one party, or which is binding upon them; (iv) violate any permit or approval and/or any valid conditions issued or granted to them; or (v) cause the suspension, cancellation of or attachment of additional conditions to any permit or approval issued or granted to them;

3.3.3           The Grantors have good and available-for-sale ownership of the Equity. Neither of them has created any encumbrances over the Equity;

3.3.4           Party D does not have any outstanding liabilities, excluding (i) such liabilities as may arise in its normal business, and (ii) such obligations have been disclosed to and agreed by Party A expressly in writing in advance;

3.3.5           Party D shall abide by all laws and regulations applicable to the acquisition of the Equity and assets; and

3.3.6           There is no on-going, pending or potential suit, arbitration or administrative proceedings in relation to the Equity, Party D or its assets.

4.              Special Covenants

The Grantors undertake that any provision hereunder is binding upon them irrespective of any change of the Equity held by them respectively in the future, and that this Agreement shall be applicable to all equity interest then held by them in Party D.

5.              Taxes

Each Party shall bear their respective taxes arising out of the performance of this Agreement at its own costs.

6.              Breach of Contract

6.1       In case Party B, Party C or Party D breaches this Agreement or any of their representations and warranties hereunder, Party A may give a written notice to the breaching Party requiring the breaching party to correct its defaults within ten (10) days upon receipt of such notice, to take necessary measures for avoiding any damages, and to continue to perform this Agreement. In case of any occurrence of damages, the breaching party shall indemnify Party A so as to ensure that Party A is able to obtain all rights and benefits as if this Agreement would have been performed.

6.2       In the event that Party B, Party C or Party D fails to correct its defaults within ten (10) days upon receipt of the said notice in accordance with Section 6.1 above, Party A shall be entitled to request such breaching party to indemnify any costs, liabilities or losses (including but not limited to the lost interests and attorney’s fees) that may be paid or suffered by Party A due to such defaults.

7.              Governing Law and Dispute Resolution

7.1       Governing Law

This Agreement, including but not limited to the conclusion, performance, validity and interpretation to this Agreement, shall be governed by the laws of the PRC.

7.2       Friendly Negotiation

Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation or intermediation by a third party; if the dispute cannot be resolved through negotiation, such dispute shall be submitted to the arbitration committee within thirty (30) days from the date when the dispute resolution is discussed.

7.3       Arbitration

Any dispute arising out of this Agreement shall be referred to the Beijing Arbitration Commission according to it then effective arbitration rules. The awards shall be final and binding upon the Parties.

8.              Confidentiality

8.1       Confidential Information

No Party shall disclose to any third party any information in connection with the other Parties hereunder which is obtained during the course of performing this Agreement, unless otherwise agreed by the Parties in writing in advance. This Section shall survive after this Agreement is terminated.

8.2       Exceptions

Any disclosure of the confidential information required by the laws, court’s judgments, arbitration awards and decisions of governmental authorities shall not constitute the breach against Section 8.1 above.

9.              Miscellaneous

9.1       Entire Agreement

The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and among them on the basis of equality and mutual benefits. This Agreement constitutes the entire agreement among the Parties in respect of the subject matter hereunder, and supersedes all of their previous discussions and negotiations. In the event that any previous discussions, negotiations and agreements in respect of the subject matter hereunder conflict with this Agreement, this Agreement shall prevail. This Agreement can be modified by the Parties in writing. The appendix to this Agreement is integral to it, and shall have the same effect and force with this Agreement. In addition, the Parties hereby agree and acknowledge that the Agreement shall supersede the Original Option Agreement as of the execution date hereof.

9.2       Notices

9.2.1           All notices and correspondence for the purpose of exercising the rights and performing the obligations hereunder shall be in writing, and be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the Parties:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Units 1811-1816, Building 4, No.1 Yard, Wangzhuang Road, Haidian District, Beijing

Party B: Yingfeng Zhang

Address: No.666 Zhangheng Road, Pudong New Area, Shanghai

Party C: Mingfeng Chen

Address: No.666 Zhangheng Road, Pudong New Area, Shanghai

Party D: Ku6 (Beijing) Information Technology Co., Ltd.

Address: Room 08A, Building A, the 8th layer, No.28 A, Information Road, Haidian District, Beijing

9.2.2           Any notice and correspondence shall be deemed to have been effectively delivered:

(1)                       at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

(2)                       on the date that the receiving Party signs for the document, if delivered in person (including express mail);

(3)                       on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail.

9.2.3           Binding Force

This Agreement shall be binding upon each Party hereto.

9.3       Language

This Agreement is made in Chinese with four (4) copies.

9.4       Day and Business Day

A Day mentioned herein shall refer to a calendar day, and a Business Day mentioned herein shall refer to a day from Monday to Friday.

9.5       Headings

The headings hereunder are for reading convenience only, and shall not affect the interpretations to this Agreement.

9.6       Supplementary Provisions

The Grantors shall bear the obligations, undertakings and liabilities hereunder to Party A severally and jointly. As for Party A, any breach by any party of the Grantors shall constitute the breach of the Grantors automatically.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Party A: Ku6 (Beijing) Technology Co., Ltd.(Seal)	[Seal]
Legal Representative/Authorized Representative:
/s/ Yu Shi
Title: Representative Director

Party B: Yingfeng Zhang (Signature)

/s/ Yingfeng Zhang

Party C: Mingfeng Chen (Signature)

/s/ Mingfeng Chen

Party D: Ku6 (Beijing) Information Technology Co., Ltd. (Seal)	[Seal]
Legal Representative/Authorized Representative:	/s/ Yu Shi
Title: Representative Director

Appendix 1: Equity Transfer Agreement

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as this “Agreement”) is entered into on [•] in Chaoyang District of Beijing, the People’s Republic of China (“China” or the “PRC”) by and between:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Units 1811-1816, Building 4, No.1 Yard, Wangzhuang Road,Haidian District, Beijing

Party B: Yingfeng Zhang (a Chinese citizen with the ID Card No.: ##################)

Party C: Mingfeng Chen (a Chinese citizen with the ID Card No.: ##################)

Party D: Ku6 (Beijing) Information Technology Co., Ltd.

Address: Room 08A, Building A, the 8th layer, No.28 A, Information Road, Haidian District, Beijing

(Party A, Party B, Party C and Party D hereinafter individually referred to as a “Party” and collectively the “Parties”.)

Whereas,

1.              Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China (the “PRC”);

2.              Party D is a domestic company incorporated in Shanghai. Party B and Party C currently together hold 100% of equity interest in Party D the “Equity”);

3.              Party B and Party C desire to transfer, and Party A and/or a third party designated by Party A agree(s) to accept, the Equity in whole or in part in accordance with the Amended and Restated Exclusive Call Option Agreement by and among Party B, Party C and Party A (the “Equity Transfer”).

NOW THEREOFR, it is hereby agreed as follows:

1.              Equity Transfer

1.1       Party B and Party C agree to transfer the Equity to Party A, and Party A agrees to acquire such Equity. Upon completion of the Equity Transfer, Party A shall hold 100% of the Equity.

1.2       Party A shall pay Party B and Party C in the amount of RMB [ ] as the consideration of the Equity Transfer in accordance with Section 2 hereof.

1.3       Party B and Party C agree on the Equity Transfer under this Section, and will cause other shareholders of Party D (other than Party B and Party C) to sign necessary documents such as resolutions of shareholders’ meeting and waiver of pre-emption right of the Equity, and to assist in completing other formalities as necessary for the Equity Transfer.

1.4       Party B, Party C and Party D shall take all necessary actions jointly or individually, including but not limited to entering into this Agreement, adopting the resolutions of shareholders’ meeting and the amendments to the articles of association, for the purpose of effecting the Equity Transfer and shall be responsible for obtaining all governmental approvals or completing all registration formalities with the Administration for Industry and Commerce within ten (10) business days from the date when Party A issues the exercise notice in accordance with the Amended and Restated Exclusive Call Option Agreement through which Party A is registered as the owner of the Equity.

2.              Payment for Transfer Price

2.1       Party A shall pay RMB[ ] and RMB[ ] to [ ] and [ ] respectively within five (5) business days after Party B and Party C complete all governmental approval and registration formalities in relation to the Equity Transfer.

2.2       Party B and Party C shall provide Party A with appropriate receipts within five (5) business days after they receive the payment set out in section 2.1 above.

3.              Representations and Warranties

3.1       Each of the Parties hereto represents and warrants that:

(a)         It is a company legally incorporated and existing or an individual with full civil capacity, and has complete powers and abilities to enter into this Agreement and other documents in relation to this Agreement and necessary to achieve the purpose of this Agreement;

(b)         It has taken or will take all necessary actions to authorize the execution, delivery and performance of this Agreement and the documents in relation to the transaction hereunder, and such execution, delivery and performance shall not violate any relevant laws, regulations and governmental provisions, nor infringe the legitimate rights and interests of any third party.

3.2       Party B, Party C and Party D represent and warrant jointly and individually to Party A that:

(a)         Party B and Party C currently hold 100% Equity of Party D lawfully and effectively, and the acquisition and possession of such Equity by Party B and Party C does not violate any laws, regulations or governmental decisions or infringes the interests and rights of any third party;

(b)         Party D is a limited liability company incorporated and existing under the laws of the PRC, and it has full capacity and the rights to own, dispose of and operate its assets and business, and to carry out the business in process or planned. Party D has obtained all permits, qualification certificates or other governmental approvals, permits, records and have completed all registration formalities in relation to all businesses specified in its business license;

(c)          Party D has never violated any relevant laws, regulations or governmental provisions since its establishment;

(d)         There is no encumbrance over or other rights of a third party against the Equity;

(e)          None of them has omitted any documents or information provided to Party A, in relation to Party D or Party D’s business, which may affect Party A’s decision in entering into this Agreement;

(f)           They will not authorize or cause Party D to change the registered capital or shareholding structure of Party D by any means prior to the completion of the Equity Transfer.

4.              Validity and Term

This Agreement shall be executed and come into effect on the date first written above.

5.              Dispute Resolution

Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation(s). In the event that the Parties fail to agree on a dispute resolution within thirty (30) days after one Party proposes to resolve the dispute through friendly negotiation(s), any Party may submit such dispute to the Beijing Arbitration Commission according to the it then effective rules. The language in the arbitration proceedings shall be in Chinese. The awards shall be final and binding upon the Parties.

6.              Governing Law

The validity of, interpretation and enforcement to this Agreement shall be governed by the laws of the PRC.

7.              Amendment and Supplement to the Agreement

The Parties shall amend and supplement this Agreement in writing. Any amendment and supplement shall be integral to this Agreement after being executed by the Parties and shall have the same force and effect with this Agreement.

8.              Severability

In the event that any provision hereof becomes invalid or unenforceable due to conflicts with relevant laws, such provision shall be held invalid or unenforceable to the extent required by the relevant governing laws, and shall not affect the validity of the remaining provisions of this Agreement.

9.              Appendix to Agreement

Any appendix to this Agreement shall be integral to this Agreement and shall have the same force and effect with this Agreement.

10.       Miscellaneous

10.1  This Agreement is made in Chinese with [ ] counterparts.

10.2  In the event that Party A appoints any third party to exercise the option, the “Party A” mentioned in this Equity Transfer Agreement shall refer to Party A and/or the third party designated by Party A as the case may be.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Party A: Ku6 (Beijing) Technology Co., Ltd. (Seal)
Legal Representative/Authorized Representative:
Title:
Date:

Party B: Yingfeng Zhang (Signature)

Party C: Mingfeng Chen (Signature)

Date:
Party D: Ku6 (Beijing) Information Technology Co., Ltd. (Seal)
Legal Representative/Authorized Representative:
Title: